Exhibit 99.1

Badger Meter Declares Stock Split and Regular Quarterly Dividend

    MILWAUKEE--(BUSINESS WIRE)--April 28, 2006--The Badger Meter, Inc. (AMEX:BMI) Board of Directors today announced a 2-for-1 stock split in the form of a 100% stock dividend on the company's Common Stock. The stock dividend is payable on June 15, 2006 to shareholders of record at the close of business on June 1, 2006.
    The directors also declared a regular quarterly cash dividend of 15 cents per share, based on pre-split shares, to shareholders of record June 1, 2006, payable June 15, 2006. This is the same amount voted in the previous quarter.
    "The price of Badger Meter's stock has increased significantly over the past few years, reflecting our improved financial performance and successful growth strategies. Our long-term focus on developing new products and technologies, marketing, operational improvements and strategic alliances continues to serve the company well and has been recognized in our stock price. The stock dividend will increase our shares outstanding and bring our stock price into a range that is more attractive for individual investors," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.
    As of April 15, 2006, Badger Meter, Inc. had 6,943,201 shares of Common Stock outstanding.
    Brokers and other nominee holders have five business days from the record date to advise the company's transfer agent, American Stock Transfer, New York, New York, of their requirements for shares.
    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.
    Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the "Company") or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;

    -- the success or failure of newer Company products, including the Orion(R) radio frequency mobile AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

    -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

    --  the actions (or lack thereof) of the Company's competitors;

    -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

    -- changes in the general health of the United States and foreign economies, including housing starts in the United States and overall industrial activity;

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

    -- the ability to improve operating results for foreign markets that have experienced historical losses;

    -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro; and

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

    All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702